EXHIBIT 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:

AirNet Systems Inc.	InvestQuest Inc.
Greg Gualtieri	Robert Lentz
(614) 237-2057	(614) 876-1900

AirNet Systems to sell Mercury Business Services unit

COLUMBUS, Ohio – May 23, 2003 -- AirNet Systems Inc. (NYSE: ANS), a leading provider of premium aviation services including time-sensitive deliveries and private passenger charter, announced today that it will sell its Mercury Business Services unit back to a management group that includes the original owners.

AirNet acquired Mercury Business Services, which focuses on customers with next-day transportation needs, in 1998, at a time when the company intended to grow AirNet Express through acquisitions of courier companies.  Since the purchase, Mercury has maintained its primary focus on next-day business while AirNet has devoted resources toward providing time-critical transportation services, which command a premium that is seven or eight times that of Mercury’s typical next-day shipments.  Since these two successful, but divergent business models serve different customers with distinctly different transportation needs, AirNet will divest Mercury and apply the resources toward better serving the expedited transportation needs of its AirNet Express customers.

Joe Biggerstaff, president, chairman and CEO of AirNet stated, “While the Mercury unit has contributed to AirNet revenues, its business model does not match our long-term strategy for leveraging the unique same day delivery solutions AirNet provides to customers in truly time-critical situations.”

Peter Salisbury, the founder of Mercury Business Services stated, “We look forward to continuing to provide our customers with our unique blend of services and value combined with unparalleled customer support for express delivery solutions.  We will continue to rely on AirNet to fulfill the expedited transportation needs of our Boston, Chicago and New York City customers.”

Wynn Peterson, vice president corporate development commented, “Rather than continue to run Mercury Business Services from within AirNet, we will focus our financial and management resources on building our expedited delivery and passenger charter businesses.  Mercury has a sound business model, solid leadership and dedicated employees.  We look forward to serving Mercury’s ongoing needs for expedited services.”

Upon closing the Asset Purchase Agreement, scheduled for completion in June, Mercury will immediately hire all AirNet employees currently working for the Mercury business unit.

About AirNet Systems Inc.

AirNet Systems Inc. is a premiere provider of aviation services including time-critical delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  The AirNet airline operates more than 120 aircraft, including 36 Learjets, located strategically throughout the United States, flying over half a million miles per week.  AirNet’s fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s Web site at www.airnet.com.

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AirNet Systems Inc. and AirNet Express are trademarks of AirNet Management Inc.